Exhibit (a)(5)(B)

Media Contacts:

Clara Abdurazak

American CyberSystems, Inc.
678.553.8930

Clara.abdurazak@acsicorp.com

American CyberSystems Extends Tender Offer

For Shares of Analysts International Corporation

ATLANTA — October 3, 2013 —American CyberSystems, Inc. (ACS), a global information technology services company, today announced that ACS has extended the expiration date for the tender offer by ACS and ACS Merger Corp., a wholly owned subsidiary of ACS (Purchaser), for all of the outstanding shares of common stock of Analysts International Corporation (AIC) at a price of $6.45 per share net to the holder in cash, without interest and less any required withholding and transfer taxes, until 11:59 p.m., New York City time, on Thursday, October 10, 2013. ACS is extending the expiration date of the offer as a result of ACS having entered into a credit agreement and related ancillary documents and deliverables in connection with the debt financings, and having waived the Financing Condition (as defined in the Offer to Purchase). Accordingly, pursuant to Rule 14d-4(d) under the Securities Exchange Act of 1934, the offer must remain open for an additional five business days.

The offer had been previously scheduled to expire at 11:59 p.m., New York City time, on Monday, October 7, 2013. The tender offer was initiated pursuant to an Offer to Purchase and related Letter of Transmittal, each dated September 3, 2013, and an Agreement and Plan of Merger, dated as of August 27, 2013, among ACS, AIC and Purchaser (the “Merger Agreement”).

About American CyberSystems, Inc.

Founded in 1998, American CyberSystems, Inc. is a global information technology services company offering IT consulting and staffing services, systems integration and business solutions to organizations in a variety of industries. Through its extensive resource pool and global recruitment centers, ACS offers unparalleled expertise in delivering solutions for Fortune 1000 companies worldwide. ACS works in partnership with clients to understand their challenges, share their vision and deliver mission specific solutions. For more information about American CyberSystems, please visit http://www.acsicorp.com/.

About Analysts International Corporation
Analysts International Corporation is an IT services firm fully dedicated to the success and satisfaction of its clients. From IT staffing to project-based solutions, AIC provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. AIC offers a flexible, collaborative approach; clear industry perspective; and the breadth, scale and experience to deliver results. For more information, visit http://www.analysts.com/Pages/default.aspx.

Additional Information

This communication is neither an offer to purchase nor solicitation of an offer to sell securities. ACS and Purchaser have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and AIC has filed a solicitation/recommendation statement on Schedule 14D-9, with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials have been made available to AIC’s stockholders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website: www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue,” or comparable terminology, are intended to identify forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of AIC’s shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause AIC’s actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in AIC’s filings with the SEC, including in its periodic reports filed on Form 10-K and Form 10-Q with the SEC. Such factors include (i) the risk that management may not fully or successfully implement its business plan or maintain profitability in the future; (ii) the risk that AIC will not be able to realize the benefits of its investments or exploit other opportunities of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates, strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the financial effect of prior cost reduction initiatives and current strategic decisions; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting AIC’s business generally, including those set forth in AIC’s filings with the SEC. Copies of AIC’s filings with the SEC may be obtained at the “Investor Relations” section of AIC’s website at www.analysts.com. The forward-looking statements made in this release are made only as of the date of this release, and ACS undertakes no obligation to update them to reflect subsequent events or circumstances.

The Information Agent for the Offer is Alliance Advisors. Please call toll free:  855-325-6670.
Banks & Brokers call:  973-873-7721 or E-mail:  reorg@allianceadvisorsllc.com